EXHIBIT 23.2

November 14, 2008

KPMG LLP
717 North Harwood Street
Suite 3100
Dallas, TX 75201

Ladies and Gentlemen:

In connection with the registration statement on Form S-8 dated November 14, 2008 to be filed by this Company under the Securities Act of 1933, we affirm to the best of our knowledge and belief that during the period from December 31, 2006, to this date, and except as set forth in such registration statement and related prospectus, (i) no event has occurred that would require adjustment to the consolidated financial statements as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, or that should be disclosed in order to keep those statements from being misleading and (ii) no information has come to our attention about conditions that existed as of December 31, 2006 that would have a material effect on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006.

Very truly yours,

Frozen Food Express Industries, Inc.

/s/ Stoney M. Stubbs, Jr.
Stoney M. (Mit) Stubbs, Jr.
Chief Executive Officer

/s/ Thomas G. Yetter
Thomas G. Yetter
Chief Financial Officer

cc:  Jerry Armstrong, Chairman, Audit Committee